Exhibit 99.1

200 Connell Drive
Berkeley Heights, NJ 07922

Genta Announces Clinical Presentations on Lead Compounds, Tesetaxel and Genasense®, at 2011 Annual ASCO Meeting

BERKELEY HEIGHTS, NJ – May 17, 2011 – Genta Incorporated (OTC: GNTA.OB) today announced that data from clinical trials of the Company's late-stage compounds, Genasense® (oblimersen sodium) Injection and tesetaxel, will be presented at the 2011 annual meeting of the American Society of Clinical Oncology (ASCO).  The meeting will be held from June 3-7 in Chicago, IL.

Highlights of the presentations include final results, including overall survival and durable response rate, from AGENDA -- the Phase 3 trial of Genasense® in advanced melanoma.  In addition, final survival results from a trial in advanced melanoma that combined Genasense® plus temozolomide and Abraxane® will be presented, including data from patients who received Genasense as a 1-hour, twice-weekly, intravenous infusion.

Reports on clinical trials using tesetaxel, the leading oral taxane in clinical development, will also be presented, including Phase 2 studies as 1st-line therapy for patients with hormone-refractory breast cancer and as 2nd-line therapy using a flat (non weight-based) dose in patients with advanced gastric cancer.  Additional reports include results of a clinical study that showed no effect of food on tesetaxel pharmacokinetics, which has eliminated overnight fasting requirements prior to dosing.

Titles, dates, and times of these presentations appear below.

Survival in a Phase 3, randomized, double-blind study of dacarbazine with or without oblimersen (Bcl-2 antisense) in patients with advanced melanoma and low-normal serum lactate dehydrogenase (LDH) (AGENDA).  Abstract #8531.  Poster  Session:  Monday, June 6, 2011 8:00 AM-12:30 PM;  Discussion Session 11:30 AM-12:30 PM.

Dose-ranging study of tesetaxel, a novel oral taxane, administered as second-line therapy at a flat dose to patients with advanced gastric cancer. Abstract #4110.  General Poster Session:  Saturday, June 4, 2011 8:00 AM–12:00 PM

Abraxane, temozolomide and oblimersen (The ATG Trial): A final report of toxicity and clinical efficacy in metastatic melanoma patients with normal lactate dehydrogenase (LDH). Abstract #8545.  General Poster Session:  Sunday, June 5, 2011 8:00 AM–12:00 PM

Tesetaxel, an advanced-generation oral taxane, as first-line treatment in women with metastatic breast cancer.  Abstract #TPS123.  Trials in Progress Poster Session:  Monday, June 6, 2011 8:00 AM-12:00 PM

Clinical evaluation of food effects on pharmacokinetics of the novel oral taxane, tesetaxel. Abstract #e13059.  Electronic publishing.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for Phase 3 registration studies. Genasense® (oblimersen sodium) Injection is a modified DNA-based antisense drug that may enhance the effectiveness of anticancer therapy.  Genta has completed enrollment in a randomized, double-blind Phase 3 study of Genasense® in patients with advanced melanoma, known as “AGENDA”.  Survival data from AGENDA are projected to be available in May 2011.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the timing of commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;

•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the risk of bankruptcy;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2010 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com